Exhibit 4.2

REGADO BIOSCIENCES, INC.

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 18th day of December, 2012 by and among the persons listed as “Founders” on Schedule A hereto (each, a “Founder” and collectively, the “Founders”), the persons listed as “Common Stockholders” on Schedule A hereto (each, a “Common Stockholder” and collectively, the “Common Stockholders”), Regado Biosciences, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series A Preferred Stock (as defined below) listed on Schedule A hereto (individually, a “Series A Holder” and collectively, the “Series A Holders”), and the holders of the Company’s Series B Preferred Stock (as defined below) listed on Schedule A hereto (individually, a “Series B Holder” and collectively, the “Series B Holders”), and the holders of the Company’s Series C Preferred Stock (as defined below) listed on Schedule A hereto (individually, a “Series C Holder” and collectively, the “Series C Holders”), and the holders of the Company’s Series D Preferred Stock (as defined below) listed on Schedule A hereto (individually, a “Series D Holder” and collectively, the “Series D Holders”), and the holders of the Company’s Series E Preferred Stock (as defined below) listed on Schedule A hereto (individually, a “Series E Holder” and collectively, the “Series E Holders”, together with the Series A Holders, the Series B Holders, the Series C Holders, and the Series D Holders, the “Preferred Holders”), amending and restating the Second Amended and Restated Investors’ Rights Agreement, made as of December 17, 2009 (the “Second Amended and Restated Investors’ Rights Agreement”). The Founders, the Common Stockholders, the Series A Holders, the Series B Holders, the Series C Holders, the Series D Holders, and the Series E Holders are sometimes collectively referred to as a “Stockholder” or the “Stockholders”.

RECITALS:

WHEREAS, the Founders, the Common Stockholders, the Company, the Series A Holders, the Series B Holders, the Series C Holders and the Series D Holders (i) previously entered into the Second Amended and Restated Investors’ Rights Agreement and (ii) desire to amend and restate the Second Amended and Restated Investors’ Rights Agreement; and

WHEREAS, the Series E Holders and the Company are a party to that certain Series E Preferred Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Series E Holders acquired shares of Series E Preferred Stock of the Company; and

WHEREAS, in order to induce the Series E Holders to consummate the transactions contemplated by the Purchase Agreement, the Company is willing to grant certain rights under this Agreement with respect to the shares of Series E Preferred Stock and the Stockholders are willing to amend and restate the Second Amended and Restated Investors’ Rights Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

SECTION 1. DEFINITIONS.

1.1 “Aurora Funds” shall mean Aurora Ventures IV, L.L.C. and Aurora Ventures V, LP.

1.2 “Common Stock” will mean the Company’s Common Stock, par value $0.001 per share.

1.3 “Domain” shall mean Domain Partners VI, L.P. and DP VI Associates, L.P.

1.4 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.5 “Preferred Shares” will mean the Company’s Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred Stock.

1.6 “Quaker Partners” shall mean Quaker Bioventures, L.P.

1.7 “RMI” shall mean RMI Investments, S.a.r.l

1.8 “Secondary Refusal Right” means the right, but not an obligation, of the Company to purchase all or part of the Shares covered in the Notice delivered pursuant to Section 2.1 below not purchased by the Purchasing Participants, on the terms and conditions specified in the Notice.

1.9 “Series A Preferred” will mean the Company’s Series A Preferred Stock, par value $0.001 per share.

1.10 “Series B Preferred” will mean the Company’s Series B Preferred Stock, par value $0.001 per share.

1.11 “Series C Preferred” will mean the Company’s Series C Preferred Stock, par value $0.001 per share.

1.12 “Series D Preferred” will mean the Company’s Series D Preferred Stock, par value $0.001 per share.

1.13 “Series E Preferred” will mean the Company’s Series E Preferred Stock, par value $0.001 per share.

1.14 “Shares” will mean shares of the Company’s Common Stock, Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred now owned or subsequently acquired by the Stockholders.

SECTION 2. SALES OR TRANSFERS OF STOCK OF THE COMPANY.

2.1 Notice of Sales or Transfers.

If any Founder, Common Stockholder or Preferred Holder proposes to sell or transfer to a third party or parties (a “Third Party Purchaser”) any Shares in one transaction or a series of related transactions (each, a “Selling Stockholder”), then such Selling Stockholder will promptly give written notice (the “Notice”) to the Company and the Preferred Holders at least thirty (30) days prior to the closing of such sale or transfer. The Notice will describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Shares to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each Third Party Purchaser or transferee. In the event that the sale or transfer is being made pursuant to the provisions of Section 3 hereof, the Notice will state under which paragraph and subparagraph the sale or transfer is being made.

2.2 Right of First Refusal.

(a) The Preferred Holders will have the right, exercisable upon written notice to the Selling Stockholder within fifteen (15) days after receipt of the Notice, to elect to purchase all or any part of the Shares covered in the Notice directly from the Selling Stockholder, on the same terms and conditions specified in the Notice. If any Preferred Holder fails to elect to fully purchase his pro rata portion of the unsold Shares pursuant to Section 2.2(a), the Selling Stockholder will give notice (the “Undersubscription Notice”) of such failure to the Preferred Holders who did so elect (the “Purchasing Participants”). Such Undersubscription Notice may be made by telephone if confirmed in writing within forty-eight (48) hours. The Purchasing Participants will have five (5) days from the date such Undersubscription Notice was received to agree to acquire their pro rata share of the unsold portion. For purposes of this Section 2.2(a), a Purchasing Participant’s pro rata share will be equal to the product obtained by multiplying (i) the aggregate number of Shares in the unsold portion covered by the notice by (ii) a fraction, the numerator of which is the number of shares of Preferred Shares held by such Purchasing Participant and the denominator of which is the total number of Preferred Shares owned by all Purchasing Participants.

(b) Subject to the terms of Section 2.2(a) above and subject to the approval of a supermajority of the Company’s Board of Directors, each Selling Stockholder hereby grants to the Company a Secondary Refusal Right to purchase all or any part of the Shares covered by the Notice not purchased by the Purchasing Participants pursuant to Section 2.2(a). If the Purchasing Participants fail to elect to fully purchase the Shares covered by the Notice, the Selling Stockholder must deliver prompt written notice (the “Secondary Notice”) to the Company to that effect no later than fifteen (15) days after the Selling Stockholder delivers the Undersubscription Notice to the Purchasing Participants. To exercise its Secondary Refusal Right, the Company must deliver to the Selling Stockholder within ten (10) days after receipt of the Secondary Notice, written notice of its intention to purchase all or any part of the unsold Shares covered by the Notice directly from the Selling Stockholder, on the same terms and conditions specified in the Notice.

(c) To the extent that any Purchasing Participant or the Company as provided in this Section 2.2 elects to purchase all or a portion of the Shares covered in the Notice directly from the Selling Stockholder and subject to Section 2.2(d), then such Selling Stockholder will deliver certificate(s), properly endorsed for transfer, representing such Shares to such Purchasing Participant or the Company who will deliver to the Selling Stockholder the consideration of the type and on the terms set forth in the Notice.

(d) At the conclusion of the procedures outlined in Section 2.2(a) and Section 2.2(b), if the Preferred Holders and the Company have declined to purchase any remaining unsold portion of Shares on the terms set forth in the Notice, the Selling Stockholder will send a second notice (the “Co-Sale Notice”) to all Preferred Holders notifying them of the right of co-sale of each Preferred Holder other than the Purchasing Participants under Section 2.3 of this Agreement.

2.3 Right of Co-Sale.

(a) In the event that less than all Shares described in the Notice have been purchased in accordance with Section 2.2 above, each Preferred Holder other than the Purchasing Participants will have the right, exercisable upon written notice to the Selling Stockholder within ten (10) days after the receipt of the Co-Sale Notice described in Section 2.2(d) above, to co-sell Shares with the Selling Stockholder to the Third Party Purchaser, on the same terms and conditions specified in the Notice. To the extent that one or more of the Preferred Holders other than the Purchasing Participants exercise such right in accordance with the terms and conditions set forth below, the number of Shares that the Selling Stockholder may sell in the transaction will be correspondingly reduced.

(b) Each Preferred Holder other than the Purchasing Participants may sell all or any part of that number of Shares held by him equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Co-Sale Notice described in Section 2.2(d) above by (ii) a fraction, the numerator of which is the number of shares of Preferred Shares held by such Preferred Holder and the denominator of which is the total number of Preferred Shares owned by all Preferred Holders other than the Purchasing Participants at the time of the sale or transfer.

(c) If any Preferred Holder fails to elect to fully participate in such sale on a co-sale basis pursuant to this Section 2.3, the Selling Stockholder will give notice of such failure to the Preferred Holders who did so elect (the “Selling Participants”). Such notice may be made by telephone if confirmed in writing within forty-eight (48) hours. The Selling Participants will have five (5) days from the date such notice was received to agree to sell their pro rata share of the unsold portion. For purposes of this Section 2.3(c), a Selling Participant’s pro rata share will be equal to the product obtained by multiplying (i) the aggregate number of Shares in the unsold portion covered by the notice by (ii) a fraction, the numerator of which is the number of shares of Preferred Shares held by such Selling Participant and the denominator of which is the total number of Preferred Shares owned by all Selling Participants.

(d) Each Selling Participant will effect its co-sale participation in a sale by promptly delivering to the Selling Stockholder for transfer to the Third Party Purchaser one or more certificates, properly endorsed for transfer, which represents that number of shares of Preferred Shares which is at such time convertible into the number of shares of Common Stock which such Selling Participant elects to sell; provided, however, that if the Third Party Purchaser objects to the delivery of Preferred Shares in lieu of Common Stock, such Selling Participant will convert such Preferred Shares into Common Stock and deliver Common Stock. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the Third Party Purchaser.

(e) The stock certificate or certificates, if any, that a Selling Participant delivers to the Selling Stockholder pursuant to Section 2.3(d) above will be transferred to the Third Party Purchaser in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Notice, and the Selling Stockholder will concurrently therewith remit to such Selling Participant that portion of the sale proceeds to which such Selling Participant is entitled by reason of its participation in such sale. To the extent that any Third Party Purchaser, prohibits such assignment or otherwise refuses to purchase shares or other securities from a Selling Participant exercising its rights of co-sale hereunder, the Selling Stockholder will not sell to such Third Party Purchaser any Shares unless and until, simultaneously with such sale, (1) the Selling Stockholder will purchase such shares or other securities from such Selling Participant or (2) the Third Party Purchaser agrees to purchase shares or other securities from a Selling Participant on the terms required by this Agreement.

2.4 No Effect on Rights.

The exercise or non-exercise of the rights of any Preferred Holder hereunder to participate in one or more sales of Shares made by any Selling Stockholder or to elect to purchase the Shares covered in a Notice from any Selling Stockholder will not adversely affect such Preferred Holder’s rights to participate in subsequent sales or purchases of Shares subject to Section 2 hereof.

2.5 Reoffers.

If the Preferred Holders do not elect to participate in the sale, or to purchase any of the Shares subject to the Notice, or to the extent the Preferred Holders or the Company elect not to participate in the sale or purchase of all of the Shares subject to the Notice, the Selling Stockholder may, no later than sixty (60) days following delivery to the Preferred Holders of the Notice, enter into an agreement providing for the closing of the transfer of the remaining Shares covered by the Notice within thirty (30) days of such agreement on the same terms and conditions as those described in the Notice. Any proposed transfer on terms and conditions more favorable than those described in the Notice, as well as any subsequent proposed transfer of any of the remaining Shares by the Selling Stockholder, will again be subject to the co-sale, first refusal and other rights of the Preferred Holders set forth in this Section 2 and will require compliance by the Selling Stockholder with the procedures described in this Section 2.

2.6 Additional Stockholders.

The Company agrees that, prior to the issuance of any shares of capital stock of the Company to any person not a party to this Agreement, including upon exercise of stock options for the purchase of Common Stock issued pursuant to the Company’s Amended 2004 Equity Compensation Plan, as amended (collectively, the “Plan”), the Company will cause such person to execute an Agreement to Join as a Party, in substantially the form attached hereto as Exhibit A, and all references in this Agreement to “Stockholders” or “Stockholder” will include such person so joining as a party. Nothing in this Section 2.6 will be construed to remove any limitations on the issuance of additional shares of capital stock by the Company contained in any other agreement or document by which the Company is bound. The parties hereto agree that any such person or entity executing such Agreement to Join as a Party at the request of and with the consent of the Company will be deemed a “Stockholder” under this Agreement and that no amendment to this Agreement need be executed by the parties hereto. Notwithstanding the foregoing, if any such person, after such issuance would not hold more than one percent (1%) of the Company’s outstanding capital stock, on a fully-diluted, as-converted basis, such person need only (in lieu of the agreement described above in this Section 2.6) enter into a binding written undertaking to subject such shares to the transfer restriction and drag along rights set forth in Sections 2.7 and 2.8 below.

2.7 Approval of the Board of Directors.

Notwithstanding anything herein to the contrary, each Stockholder (except RMI in the events set forth in Section 3.1 hereof) agrees not to sell or otherwise transfer any of such Stockholder’s Shares without the approval of the Board of Directors, which approval will only be withheld if it in good faith and reasonably determines that the proposed transferee of the Shares is a competitor of the Company or is a party that is demonstrably hostile toward the Company or otherwise has interests that are detrimental to or inconsistent with those of the Company, or that the timing of the proposed transfer of Shares would adversely affect a material pending transaction between the Company and another party.

2.8 Drag Along Rights.

In the event that (i) a majority of the members of the Board of Directors of the Company, and (ii) the holders of at least a majority of voting power of the outstanding Preferred Shares (determined on an as converted to Common Stock basis and voting as a single class) approve an action which results in: (a) the sale, conveyance or other disposition of all or substantially all of the assets of the Company or any subsidiary of Company (other than liens to secure loans approved by the Board of Directors of the Company); or (b) any transaction resulting in a Change in Control (as defined in Section 6.4(b) below) (each a “Drag-Along Sale”), each Stockholder hereby agrees to (x) vote and/or sell all the shares of the capital stock of the Company held by it, him or her to effectuate the sale, conveyance, or other disposition of all or substantially all of the assets or capital stock of the Company (or its subsidiary) or the merger or consolidation of the Company (or its subsidiary) with or into such other corporation or entity acquiring, merging or consolidating with the Company and (y) use his, her or its best efforts to effect the closing of such transaction, including without limitation entering into all customary agreements and other documents as may be reasonably required to close such transaction.

2.9 Limitation of Certain Obligations.

Notwithstanding any other provision of this Agreement or any other agreement or document filed, executed and delivered in connection with the Purchase Agreement, in connection with a Drag-Along Sale, (i) no Preferred Holder shall be required to make any representations or warranties other than that (A) such Preferred Holder owns its Preferred Shares free and clear of all liens, security interests and encumbrances, (B) the obligations of such

Preferred Holder in connection with the proposed transaction have been duly authorized, if applicable, (C) the documents to be entered into by such Preferred Holder have been duly executed by such Preferred Holder and delivered to the acquirer and are enforceable against such Preferred Holder in accordance with their respective terms and (D) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Preferred Holder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency, (ii) no Preferred Holder shall be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the proposed Drag-Along Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any other Person of any identical representations, warranties or covenants provided by all Preferred Holders); (iii) the liability for indemnification, if any, of such Preferred Holder in such proposed Drag-Along Sale is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Person of any identical representations, warranties or covenants provided by all Preferred Holders), and is pro rata in proportion to the amount of consideration paid to such Preferred Holder in connection with such proposed Drag-Along Sale; and (iv) any disbursements to the transferee of Shares from such escrow account shall be made on a pro rata basis.

SECTION 3. EXEMPT TRANSFERS.

3.1 Certain Transfers.

Notwithstanding the foregoing, the provisions of Sections 2.1 through 2.5 hereof will not apply to (a) any pledge of Shares made pursuant to a bona fide loan transaction that creates a mere security interest; (b) any transfer of Shares to a partner or member of, or a corporation, company, partnership, or other business entity which controls or is controlled by, or is under common control with, a Stockholder (an “Affiliate”) and in the case of RMI, any transfer of Shares (i) to any third party so long as such Shares remain subject to an agreement to vote such shares in accordance with RMI’s instructions, or (ii) to any of its Strategic Investors (as defined below) domiciled in (or controlled by a person domiciled in) countries of the Commonwealth of Independent States (CIS), including without limitation Armenia, Azerbaijan, Belarus, Kazkhstan, Kyrgyzstan, Moldova, Russian Federation, Tajikistan, Uzbekistan as well as Turkmenistan, Ukraine and Georgia, who will vote such shares on its own behalf); (c) any transfer to the ancestors, descendants or spouse of a Stockholder, or to trusts or family limited partnerships for the benefit of such persons including such Stockholder; or (d) any bona fide gift; provided, however, that, in any such case (i) the transferor will inform the Board of Directors of such pledge, transfer or gift prior to effecting it; and (ii) the pledgee, transferee or donee will furnish the Company with a written agreement to be bound by and comply with all provisions of Section 2 hereof as well as the terms of any other restrictive agreement to which such Shares are subject. Such transferred Shares will remain “Shares” hereunder, and such pledgee, transferee or donee will be treated as a “Stockholder” for purposes of this Agreement. For the purposes of this Agreement, “Strategic Investor” means such investor that operates in the same industry as RMI or is in a joint venture or strategic alliance with RMI or its Affiliate(s).

3.2 Public Offering; Company Transfers.

Notwithstanding the foregoing, the provisions of Section 2 hereof will not apply to and will terminate upon (a) the sale of any Shares in a Qualified IPO (as defined in the Company’s Fifth Amended and Restated Certificate of Incorporation) or (b) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of a merger or consolidation resulting in the exchange of the outstanding shares of the Company’s capital stock for securities or consideration issued, or caused to be issued, by the acquiring entity or its subsidiary.

SECTION 4. PROHIBITED TRANSFERS.

4.1 Put Option Right. In the event a Stockholder should sell any Shares in contravention of the co-sale rights under Section 2 of this Agreement (each, a “Prohibited Transfer”), the Preferred Holders, in addition to such other remedies as may be available at law, in equity or hereunder, will have the put option provided below, and the Selling Stockholder will be bound by the applicable provisions of such option.

4.2 Put Option. In the event of a Prohibited Transfer, each Preferred Holder will have the right to sell to the Selling Stockholder the number of Shares equal to the number of shares such Preferred Holder would have been entitled to transfer to the purchaser had the Prohibited Transfer (under Section 2.3 hereof) been effected pursuant to and in compliance with the terms and conditions of this Agreement. Such sale will be made on the following terms and conditions:

(a) the price per share at which the shares are to be sold will be equal to the price per share paid by the purchaser in the Prohibited Transfer. The Selling Stockholder will also reimburse such Preferred Holder for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Preferred Holder’s rights under Section 2;

(b) within ninety (90) days after the later of the dates on which a Preferred Holder (i) received notice of the Prohibited Transfer or (ii) otherwise became aware of the Prohibited Transfer, such Preferred Holder will, if exercising the option created hereby, have available for delivery to the Selling Stockholder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer or accompanied by an executed stock power to effect such transfer;

(c) the Selling Stockholder will, upon receipt of notice of the availability of the certificate or certificates for the Shares to be sold by a Preferred Holder, pursuant to this Section 4.2, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.2(a) hereof, in cash or by other means acceptable to the Preferred Holder, and the Preferred Holder will deliver to the Selling Stockholder the certificate or certificates for the Shares to be sold pursuant to this Section 4.2; and

Notwithstanding the foregoing, any attempt by a Selling Stockholder to transfer Shares in violation of Section 2 hereof will be voidable at the option of a majority in interest of the Preferred Holders, and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Shares without the prior written consent of a majority in interest of the Preferred Holders

SECTION 5. LEGEND.

5.1 Legend.

Each certificate representing the Shares or shares issued to any Founder, Common Stockholder or Preferred Holder and each certificate representing the Shares or shares issued to any person in connection with a transfer pursuant to Sections 2 or 3 hereof will be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT, AS AMENDED, BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

5.2 Stop Orders.

Each Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.1 above to enforce the provisions of this Agreement and the Company agrees to do so promptly. The legend will be removed upon termination of this Agreement.

SECTION 6. COVENANTS OF THE COMPANY AND STOCKHOLDERS.

6.1 Basic Information.

The Company hereby covenants and agrees that it will furnish the following reports to the Board of Directors, any Preferred Holder for so long as such Preferred Holder owns at least 5% of the issued and outstanding Shares on a fully diluted basis (as adjusted for stock splits, dividends and combinations) (each such Preferred Holder, a “Major Holder”):

(a) as soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year, and consolidated statements of income, and cash flows, as well as status reports, forecasts and sales results, of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and audited by independent public accountants mutually agreed upon by the Company and the holders of a majority of the Preferred Shares and a Company sales results report and comparison to the Company’s operating plan for such year.

(b) as soon as practicable after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, and in any event within thirty (30) days thereafter, an unaudited, consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited, consolidated statements of income and cash flows, as well as status reports, forecasts and sales reports, of the Company and its subsidiaries, if any, for such period and for the current fiscal year to date, setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s operating plan then in effect and approved by its Board of Directors, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by generally accepted accounting principles.

(c) copies of any documents (promptly after receipt of such documents by the Company) relating to material litigation and governmental correspondence and breaches of material agreements. On an annual basis, the Company will provide a list, to the best knowledge of management, of any outstanding litigation or governmental investigations.

6.2 Additional Information and Rights.

(a) The Company hereby covenants and agrees that it will permit each Major Holder (or its representative) upon request, to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with the Company’s officers and its independent public accountants, all at such reasonable times and as often as any such person may reasonably request. In addition, the Company hereby covenants and agrees that it will automatically deliver the following reports to each such Major Holder and each member of the Company’s Board of Directors:

(i) as soon as practicable after the end of each month and in any event within thirty (30) days thereafter, an unaudited, consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such month and unaudited, consolidated statements of income and cash flows, as well as status reports, forecasts and sales reports, of the Company and its subsidiaries, if any, for each month and for the current fiscal year of the Company to date, all subject to normal year-end audit adjustments, certified by the principal financial or accounting officer of the Company, together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s operating plan then in effect and approved by its Board of Directors;

(ii) quarterly updates on the scientific, clinical and business development activity of the Company;

(iii) annually (and in any event no later than ten (10) days after adoption by the Board of Directors of the Company) the financial plan of the Company, in such manner and form as approved by the Board of Directors of the Company, which financial plan will include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year. Any material changes in such financial plan will be delivered to each Preferred

Holder that has a right to receive such plan as promptly as practicable after such changes have been approved by the Board of Directors of the Company. In addition, the Company will prepare and deliver to each such Major Holder the annual business and operating plan and annual budget of the Company with financial projections for approval by the Board of Directors no later than thirty (30) days prior to the beginning of each fiscal year of the Company.

(b) The provisions of Section 6.1 and this Section 6.2 will not be in limitation of any rights which a Preferred Holder may have with respect to the books and records of the Company and its subsidiaries, if any, or to inspect their properties or discuss their affairs, finances and accounts, under the applicable law.

(c) Notwithstanding the foregoing, the Company’s obligations under Sections 6.1 and 6.2 hereof will not apply to and will terminate upon the effective date of a registration statement covering any initial public offering of the Company’s capital stock that is filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended

6.3 Proprietary Information, Assignment of Inventions, Confidentiality and Non-Compete Agreements.

The Company hereby covenants and agrees that it will cause each Founder, officer, manager, and key employee of the Company or any other person now or hereafter employed by it or any subsidiary with access to confidential information of the Company to enter into a proprietary information, assignment of inventions, confidentiality agreement and non-compete and non-solicitation agreements prior to employment (or the date hereof, with respect to current employees) reasonably acceptable to the Company and the Preferred Holders (the “Proprietary Information Agreement”). The Proprietary Information Agreement will contain among other things, provisions obligating each such Founder, officer, manager, and key employee of the Company to assign all of the intellectual developed by such persons (including, without limitation, all patents, copyrights, and trademarks) to the Company and will restrict each such Founder, officer, manager, and key employee of the Company from competing with the Company. The Company hereby covenants and agrees that it will cause, or will have caused, each consultant now or hereafter engaged by it to enter into an agreement containing terms substantially similar terms to those currently governing intellectual property generated by consultants.

6.4 Employee and Other Stock Arrangements.

(a) The Company hereby covenants and agrees that it will not, without the approval of a majority of the Board of Directors, including the approval of a majority of the directors elected by the Preferred Holders, issue any of its capital stock, or grant an option or rights to subscribe for, purchase or acquire any of its capital stock, to any employee, consultant, officer or director of the Company or a subsidiary or pursuant to conversion rights set forth in the Fourth Amended and Restated Certificate of Incorporation, as amended; provided, however, that such grants of options pursuant to the Plan may be granted without the approval of the Board of

Directors if approved in compliance with the Plan. Each acquisition of any shares of capital stock of the Company or any option or right to acquire any shares of capital stock of the Company by an employee, officer or director of the Company, except for the issuance of shares of Common Stock to individuals or entities other than the Founders pursuant to the exercise of options granted under the Plan, will be conditioned upon the execution and delivery by the Company and such employee, officer or director of an agreement substantially in a form approved by the Board of Directors of the Company.

(b) The Company hereby covenants and agrees that the shares of Common Stock reserved for issuance upon the exercise of stock options granted after the date hereof will be subject to vesting provisions. The Company hereby covenants and agrees that such vesting provisions will provide that such stock, stock options or rights vest not more than twenty-five percent (25%) on the first anniversary date of the commencement of the employment of such holder and, subject to continued employment of such holder by the Company, not more than 2.083% on the last day of each full month thereafter. The Company hereby covenants and agrees that such vesting provisions will provide that (i) such stock, stock options or rights shall not vest upon an initial public offering of the Company’s securities and (ii) upon a Change of Control of the Company (as defined in the below) any accelerated vesting will be subject to the discretion of the Board of Directors of the Company. Notwithstanding the foregoing, such vesting schedule may be altered with respect to individual option grants as approved by the Board of Directors or committee thereof, provided that such approval includes the affirmative vote of a majority of the Directors elected by the Preferred Holders. For purposes of this Agreement, “Change of Control” shall mean (a) merger or consolidation of the Company with or into another entity in which the shareholders of the Company immediately prior to such merger or consolidation own less than 50% of the voting securities of the surviving entity, (b) any other transaction or series of transactions as a result of which the shareholders of the Company immediately prior to such transaction or series of transactions own less than 50% of the voting securities of the Company or other surviving entity following such transaction (other than the sale of equity securities by the Company in a capital raising transaction) or (c) the sale or license of all or substantially all of the assets of the Company.

6.5 Transactions with Affiliates.

The Company hereby covenants and agrees that it will not, without the approval of a majority of the disinterested members of the Company’s Board of Directors, including the approval of directors elected by the Preferred Holders (except to the extent such directors are not disinterested), engage in any material transactions, including any loans, leases, contracts or other transactions or approve stock purchases with or by any director, officer, key employee, or Stockholder of the Company, or any member of any such person’s immediate family, including the parents, spouse, children and other relatives of any such person, other than arms’ length transactions in the ordinary course of the Company’s business or its corporate affiliates, as otherwise permitted under the Plan or as contemplated by the Purchase Agreement.

6.6 Protection of Company Intellectual Property Rights and Inventions.

The Company hereby covenants and agrees that it will take reasonable steps to ensure protection of its intellectual property, including but not limited to, the pursuit of all appropriate patents, copyrights, trademarks, and service marks, of all technology developed on its behalf by employees, consultants, independent contractors and others. The Company hereby covenants and agrees that it will utilize appropriate agreements with its employees, consultants, independent contractors and agents concerning the protection of its intellectual property.

6.7 Company Covenants.

(a) The Company hereby covenants and agrees that Directors will be insured by the Company, through the purchase of director’s liability insurance, in coverage amounts and types reasonable for similarly situated businesses, and will be indemnified by the Company to the fullest extent provided under applicable law, and shall execute the Company’s customary directors’ indemnification agreement with each Director.

(b) The Company hereby covenants and agrees that all reasonable, documented expenses incurred by a director of the Company in attending Board meetings or meetings of Board committees of which such director is a member and performing Company duties will be borne by the Company.

(c) The Company hereby covenants and agrees that a compensation committee of the Board of Directors, consisting of duly and validly elected directors of the Company, none of whom are employees of the Company, will approve all compensation packages (including options and bonuses) for key employees of the Company, including, without limitation, the President and Chief Executive Officer of the Company. Any and all committees of the Board of Directors (including, without limitation, such compensation committee), will include at least two (2) members elected by the holders of the Preferred Shares.

(d) The Company hereby covenants and agrees that meetings of the Board of Directors will be held at least four (4) times per calendar year until such time as the Board of Directors, including all members elected by the holders of the Preferred Shares, determines otherwise. Special meetings may be called by the Board of Directors at such time as it deems necessary pursuant to the Bylaws.

(e) Any non-employee member of the Board of Directors shall be compensated equally but for the Chairman of the Board of Directors, who, at the discretion of the stockholders, may receive a premium for his services on the Board of Directors pursuant to a stockholders’ approved director compensation program.

6.8 Voting.

(a) Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the Board of Directors is comprised of two Stockholder Directors, the Series E Director, the Series D Preferred Director, the Series C Preferred Director, the Series B Preferred Director and the Series A Preferred Director (each as defined the Fifth Amended & Restated Certificate of Incorporation), each as designated respectively by those Preferred Holders entitled to nominate directors pursuant to the Fifth Amended and Restated Certificate of Incorporation. No Stockholder shall vote to remove any director designated by a holder of any series of Preferred Shares unless instructed to do so by the holder of shares of such series of Preferred Shares entitled to designate such director.

(b) In the absence of any designation from Stockholders with the right to designate a director, the director previously designated by such Stockholders then serving shall be reelected if still eligible to serve as provided herein.

6.9 Board Observer.

(a) As long as RMI owns not less than 500,000 shares of Series E Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like, the Company shall invite a representative of RMI to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.

(b) As long as Baxter Healthcare Corporation (“Baxter”) owns not less than 500,000 shares of Series E Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like, the Company shall invite a representative of Baxter to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest, or if such Investor or its representative is a competitor of the Company.

6.10 Public Relations.

The Company covenants and agrees to give reasonable prior written notice to a representative of Aurora Ventures V, LP, Domain Partners VI, L.P., Quaker Bioventures, L.P. and BioDiscovery 3 FCPR of all press releases to be issued by the Company, including, without limitation, any press release to be issued in connection with the transactions contemplated by the Purchase Agreement. So long as each of Aurora Ventures V, LP, Domain Partners VI, L.P., Quaker Bioventures, L.P., and BioDiscovery 3 FCPR owns at least five percent (5%) of the total issued and outstanding Shares of the Company on a fully-diluted basis, all press releases of the

Company will include language approved by both the Company and such entity stating that the Company is a portfolio company of such entity. The Company agrees that each Major Holder shall have the right to issue a press release or make a public statement or announcement disclosing such Investor’s investment in the Company or otherwise use the Company’s name, provided, however, that such Investor submit such proposed release or announcement to the Company for review prior to issuing such release or making such announcement and such announcement is reasonably acceptable (both in timing and content) to the Company.

SECTION 7. MISCELLANEOUS.

7.1 Confidentiality.

Anything in this Agreement to the contrary notwithstanding, no Preferred Holder solely by reason of this Agreement shall have access to any trade secrets or classified information of the Company. Each Preferred Holder acknowledges that the information received by it pursuant to this Agreement may be confidential and for its use only, and it will not use such confidential information in violation of applicable law or otherwise or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally.

7.2 Conditions to Exercise of Rights.

Exercise of the rights set forth in this Agreement will be subject to and conditioned upon compliance with applicable laws.

7.3 Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles, and shall be binding upon the parties hereto in the United States and worldwide. All disputes with respect to this Agreement shall be brought and heard either in the New York state courts located in New York County, New York, or the federal district courts of New York. The parties to this Agreement each consent to the in personam jurisdiction and venue of such courts. The parties agree that service of process upon them in any such action may be made if delivered in person, by courier service, by telegram, by telefacsimile or by first class mail, and shall be deemed effectively given upon receipt.

7.4 Amendment.

Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Company, the holders of a majority or more of the Common Stock and the holders of at least a majority of the Preferred Shares voting on an as converted basis; provided, however, that Sections 2.7, 3.1 and 6.9 may not be amended or waived with respect to RMI’s rights without the written consent of RMI as long as RMI owns not less than 500,000 shares of Series E Preferred Stock (or an equivalent amount of Common Stock issued upon conversion thereof), and any such amendment or waiver will be binding on each Stockholder and such Stockholder’s successors, heirs and assigns, but in no event will the obligations of any Stockholder hereunder be materially increased, except upon the written consent of such Stockholder.

7.5 Assignment of Rights.

This Agreement and the rights and obligations of the parties hereunder will inure to the benefit of, and be binding upon, the parties’ respective successors, assigns and legal representatives. The rights of the Stockholders hereunder are only assignable (a) by each of such Stockholders to any other Stockholder or (b) to an assignee or transferee who acquires all of the Shares purchased by a Stockholder and such assignee or transferee will then become a party to this Agreement.

7.6 Specific Performance.

In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Stockholders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

7.7 Termination.

The rights and covenants established in this Agreement will terminate upon the earlier of (a) the conversion of the Preferred Shares pursuant to Article IV.D.4(b) of the Company’s Fifth Amended and Restated Certificate of Incorporation, or (b) a Change of Control.

7.8 Ownership.

Each Founder represents and warrants that such Founder is the sole legal and beneficial owner of the shares of stock subject to this Agreement and that no other person has any interest in such shares.

7.9 Notices.

All notices and other communications required or permitted hereunder will be in writing and will be sent by facsimile or email or delivered personally by hand or nationally recognized courier addressed (a) if to a Stockholder, to the address, facsimile number or email address indicated on the signature pages of this Agreement, or at such other address, facsimile number or email address as such holder or permitted assignee will have furnished to the Company in writing, or (b) if to the Company, to the address, facsimile number or email address indicated on the signature pages of this Agreement, or at such other address, facsimile number or email address as the Company will have furnished to each Stockholder in writing. All such notices and other written communications will be effective on the date confirmed facsimile or email receipt or delivery.

7.10 Severability.

In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.11 Attorney Fees.

In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute will be entitled to recover from the losing party all reasonable, documented fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which will include, without limitation, all reasonable fees, costs and expenses of appeals.

7.12 Counterparts.

This Agreement may be executed in two or more counterpart signature pages (including facsimile counterpart signature pages), each of which will be deemed an original, but all of which, when taken together, will constitute one and the same instrument.

7.13 Entire Agreement.

This Agreement constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties hereto (whether oral or written) relative to the specific subject matter hereof is expressly superseded by this Agreement.

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[Signature pages to follow]

[Signature pages to Regado Biosciences, Inc. Investors’ Rights Agreement]

IN WITNESS WHEREOF, the foregoing Third Amended and Restated Investors’ Rights Agreement is hereby executed by the undersigned as of the date first above written.

THE COMPANY:

REGADO BIOSCIENCES, INC.

By:	/s/ David J. Mazzo
Name:	David J. Mazzo, Ph.D.
Title:	President and Chief Executive Officer

[Signature Pages to Regado Biosciences, Inc. Investors’ Rights Agreement]

THE PREFERRED HOLDERS:

RMI INVESTMENTS, S.á r.l.

By:	Vladimir Gurdus
Its Director

By:	/s/ Vladimir Gurdus

[Signature Pages to Regado Biosciences, Inc. Investors’ Rights Agreement]

BAXTER HEALTHCARE CORPORATION

By:	/s/ Norbert Riedel

[Signature Pages to Regado Biosciences, Inc. Investors’ Rights Agreement]

DOMAIN PARTNERS VI, L.P. By: One Palmer Square Associates VI, L.L.C. Its General Partner

By:	/s/ Kathleen Schoemaker

[Signature Pages to Regado Biosciences, Inc. Investors’ Rights Agreement]

DP VI ASSOCIATES, L.P. By: One Palmer Square Associates VI, L.L.C. Its General Partner

By:	/s/ Kathleen Schoemaker

[Signature Pages to Regado Biosciences, Inc. Investors’ Rights Agreement]

QUAKER BIOVENTURES, L.P. By: Quaker Bioventures Capital, L.P. Its General Partner

By:	Quaker Bioventures Capital, LLC
Its General Partner

By:	/s/ Sherrill Neff

[Signature Pages to Regado Biosciences, Inc. Investors’ Rights Agreement]

AURORA VENTURES V, LLC By: A.V. Management V, L.L.C, Its Managing Member

By:	/s/ B. Jefferson Clark

AURORA VENTURES IV, LLC By: A.V. Management IV, L.L.C, Its Managing Member

By:	/s/ B. Jefferson Clark

[Signature Pages to Regado Biosciences, Inc. Investors’ Rights Agreement]

/s/ Robert Kierlin
Robert Kierlin, Individually

[Signature Pages to Regado Biosciences, Inc. Investors’ Rights Agreement]

CAXTON ADVANTAGE LIFE SCIENCES FUND, L.P. By: Caxton Advantage Venture Partners, L.P. Its General Partner By: Advantage Life Sciences Partners, LLC Its Managing General Partner

By:	/s/ Eric Roberts

[Signature Pages to Regado Biosciences, Inc. Investors’ Rights Agreement]

BIODISCOVERY 3 FCPR By: EDMOND DE ROTHSCHILD INVESTMENT PARTNERS, its management company

By:	/s/ Raphael Wisniewski

[Signature Pages to Regado Biosciences, Inc. Investors’ Rights Agreement]

THE FOUNDERS:

/s/ Christoper P. Rusconi

SCHEDULE A

Founders

Eli Gilboa

Doug Gooding

Christopher P. Rusconi

Bruce Sullenger

Common Stockholders

Archemix Corporation

Aurora Ventures IV, LLC

Robert Bonczak

Doug Brooks

Domain Partners IV, L.P.

DPV IV Associates, L.P.

Duke University

Eli Gilboa

Doug Gooding

Robert Kierlan

Casey and Jenny Kopczynski

Doug Kornbrust

Jeffrey Lipton

Matton Venture Partners V

MedInnova Partners, Inc.

Claude T. Moorman, III, M.D.

Quaker Bioventures, L.P.

Christopher Rusconi

Susan Srivatsa

Bruce Sullenger

Ross Tonkens

University License Equity Holdings, Inc.

Lynn Wilson

Fran Wincot

University Medical Devices, Inc.

Series A Investors

Aurora Ventures IV, LLC

Robert Kierlin

Series B Investors

Domain Partners VI, L.P.

DP VI Associates, L.P.

Quaker Bioventures, L.P.

Aurora Ventures IV, LLC

Robert Kierlin

Robert M. Bonczek

Jeffrey M. Lipton

Matton Venture Partners V

Claude T. Moorman, III, M.D.

Series C Investors

Domain Partners VI, L.P.

DP VI Associates, L.P.

Quaker Bioventures, L.P.

Aurora Ventures IV, LLC

Robert Kierlin

Caxton Advantage Life Sciences Fund, L.P.

Robert M. Bonczek

Jeffrey M. Lipton

Matton Venture Partners V

Claude T. Moorman, III, M.D.

Series D Investors

Aurora Ventures V, LLC

Robert Kierlin

Domain Partners VI, L.P.

DP VI Associates, L.P.

Quaker BioVentures, L.P.

Caxton Advantage Life Sciences Fund, L.P.

BioDiscovery 3 FCPR

Christopher E. Courts

Series E Investors

Domain Partners VI, L.P.

DP VI Associates, L.P.

Quaker Bioventures, L.P.

Aurora Ventures V, LP

Robert Kierlin

Caxton Advantage Life Sciences Fund, L.P.

BioDiscovery 3 FCPR

RMI Investments, S.Á.R.L.

Baxter Healthcare Corporation

EXHIBIT A

On file with Company